Exhibit 99.1

                 Lion Announces First Quarter Financial Results

     SEATTLE--(BUSINESS WIRE)--April 28, 2005--LION, Inc. (OTCBB:LINN), a leading provider of advanced business solutions that streamline the mortgage fulfillment process, today announced its financial results for the first quarter ended March 31, 2005.
     Revenue for first quarter 2005 was $4,040,916 up 4.4% from $3,870,181 for first quarter 2004 and down 3.1% from fourth quarter 2004 revenue of $4,171,275.
     The Company recorded a net loss for first quarter 2005 of $148,861 compared to net income of $5,711 for the same quarter in the prior year, and net income of $112,905 for fourth quarter 2004. The Company recorded an operating loss of $136,776 for the quarter compared to operating income of $9,480 in the same quarter a year ago, and $88,704 for fourth quarter 2004.
     The Company ended the quarter with $4.5 million in cash inclusive of cash, cash equivalents and $280,000 in restricted funds. The Company ended 2004 with $4.5 million and during the first quarter paid the remaining $193,000 balance on the short term debt incurred as part of its acquisition of Tuttle Risk Management Services, retiring the short term promissory notes in their entirety.
     "Revenue declined in the first quarter primarily due to lower revenues in our LION Pro, Pipeline Tools and LockPoint Xtra(R) products," stated Randall D. Miles, Chairman and CEO of LION, Inc. "The revenue decline in these products reflected seasonality patterns and some customer attrition. Our Mortgage 101 and Retail Websites products as well as our Tuttle Risk Management Services subsidiary all reported higher revenue in the quarter, a trend that we expect to continue. Overall, we expect to resume growth in revenue and profitability with momentum strengthening in the second half of the year. Expenses in the quarter reflected higher planned outlays in sales and marketing expense along with higher legal and accounting expense in part related to regulatory compliance activities mandated by Sarbanes-Oxley. Our compliance related expenses will moderate over the last half of the year, and we expect our core operating expenses to trend lower as we continue to align our expense structure with our revenue base, realizing the efficiencies associated with our technology consolidation efforts."
     "We accomplished a number of important goals in the first quarter including completing a realignment of the Company's products and services to more effectively support our Leads to Loans to Capital Markets strategy. This allows us to more keenly focus on executing our strategies in each of these areas, structuring products and services specifically aimed at opportunities in each market. We also initiated a product repackaging and corporate re-branding strategy to heighten customer awareness of LION's product depth. These are important steps in weaving together the transformation of the Company that has been underway over the last year and we believe we are only just beginning to see the results. We will face challenges in the months and years ahead, but we remain encouraged and optimistic that we are solidly positioned to accomplish our near and long-term objectives, building shareholder value as a result," concluded Mr. Miles.

     2005 First Quarter Highlights

     -- Completed business unit reorganization to support our Leads to Loans to Capital Markets product offerings and strategy

     --   Signed 6 new risk management customers

     --   $12.6 billion in loan volume locked using LockPoint Xtra(R)

     -- $23.6 billion in loan volume hedged through Pipeline Tools risk management technology

     -- Relationships with approximately 52,000 Realtors, 12,000 mortgage brokers and 200 mortgage lenders

     Conference Call Details

     LION, Inc. will host a conference call to discuss its first quarter financial results at 4:30 p.m. EDT today. Participants may join the conference call by dialing 800-901-5231 (for U.S. participants only) ten minutes prior to the start of the conference. International participants can dial in to the call at 617-786-2961. The conference passcode is 19444955. The call will also be broadcast over the Internet and can be accessed through the Company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site following the conference and by telephone through May 5, 2005. To access the replay by telephone, dial 888-286-8010 for U.S. participants and 617-801-6888 for International participants and enter the passcode 48380981.

     About LION, Inc.

     LION, Inc. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the state of Washington for 2004. For more information about LION, please visit www.lioninc.com

     This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of April 28, 2005, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, including (without limitation) under the captions, "Factors That May Affect Forward Looking Statements" and "Management's Discussion and Analysis," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                              (Unaudited)

                                     Q1 2005     Q4 2004     Q1 2004
                                   ----------- ----------- -----------

Revenues                           $4,040,916  $4,171,275  $3,870,181

Expenses
  Direct costs                      1,689,571   1,705,590   1,464,350
  Selling and marketing               643,792     501,253     496,579
  General and administrative        1,052,292   1,139,978   1,165,150
  Research and development            661,846     591,712     600,250
  Depreciation and amortization       130,191     144,038     134,372
                                   ----------- ----------- -----------
                                    4,177,692   4,082,571   3,860,701
                                   ----------- ----------- -----------

       Operating (loss) income       (136,776)     88,704       9,480

Other expense - net                    (8,885)    (19,024)     (3,260)
                                   ----------- ----------- -----------

       Net (loss) income before tax  (145,661)     69,680       6,220

Income tax expense (benefit)            3,200     (43,225)        509
                                   ----------- ----------- -----------

            NET (LOSS) INCOME       $(148,861)   $112,905      $5,711
                                   =========== =========== ===========

Net (loss) income per common share,
  Basic and diluted                        $-          $-          $-
                                   =========== =========== ===========


                       LION, Inc. and Subsidiary
                 CONSOLIDATED CONDENSED BALANCE SHEETS

                                ASSETS

                                               March 31,
                                                 2005       Dec. 31,
                                              (Unaudited)     2004
                                             ------------ ------------

CURRENT ASSETS
  Cash and cash equivalents                   $4,218,695   $4,518,300
  Accounts receivable - net                    1,882,947    1,841,840
  Deferred taxes                                 150,000      150,000
  Prepaid expenses and other                     356,470      436,888
                                             ------------ ------------
       Total current assets                    6,608,112    6,947,028

PROPERTY AND EQUIPMENT, net                      881,608      931,079

OTHER ASSETS
  Goodwill - net                               2,590,130    2,590,130
  Other assets                                   324,408       76,980
                                             ------------ ------------
                                             $10,404,258  $10,545,217
                                             ============ ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                              $361,126     $294,235
  Accrued liabilities                          1,149,037    1,334,659
  Current maturities of long-term obligations     57,755      255,621
  Deferred revenue                             1,272,760    1,050,128
                                             ------------ ------------
       Total current liabilities               2,840,678    2,934,643

LONG-TERM OBLIGATIONS, less current
 maturities                                      985,072      995,305

STOCKHOLDERS' EQUITY                           6,578,508    6,615,269
                                             ------------ ------------
                                             $10,404,258  $10,545,217
                                             ============ ============


     CONTACT: LION, Inc.
              Dave Stedman, Co-President
              800-546-6463